                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
          OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ______)

Check the appropriate box:



[ ]  Preliminary Information Statement       [ ]   Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14c-4(d)(2))
[X]  Definitive Information Statement

                             ASIA WEB HOLDINGS, INC.

Payment of Filing fee (Check the appropriate box):

[ ] No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)      Title of each class of securities to which transaction applies:

             COMMON STOCK OF ASIA WEB HOLDINGS, INC.

     2)      Aggregate number of securities to which transaction applies:

             ---------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $__________ based on last trade on _____________, 2002.

     4)      Proposed maximum aggregate value of transaction:
             $______________________

     5)      Total fee paid:  $______________________

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)      Amount Previously Paid:

    (2)      Form Schedule or Registration Statement No.:

    (3)      Filing Party:

    (4)      Date Filed:

                             ASIA WEB HOLDINGS, INC.

                        PRELIMINARY INFORMATION STATEMENT

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY


SUMMARY OF TERMS

         Asia Web Holdings, Inc., (the "Company") intends to: 1) issue up to 3,100,000 shares of its Common Stock for the purchase of certain assets of Case Financial, Inc. ("Case"); 2) issue 150,000 shares of its Common Stock and $700,000 of Subordinated Promissory Notes (the "Notes") in exchange for all of the issued and outstanding members' interests of Case Financial LLC (the "LLC"); and (3) issue up to 1,225,000 shares of its Common Stock to its new Chief Executive Officer and Director upon the close of the Case Transaction (collectively referred to as the "Asset Purchase Transaction), and (4) issue up to 5,000,000 shares for the purchase of notes receivable from Case noteholders.

         As a result of the Asset Purchase Transaction, if all 9,475,000 shares of the Company are issued, the shareholders and noteholders of Case will own approximately 52 percent of the Company's then outstanding Common Stock. The Company also intends to amend its name to Case Financial, Inc., and elect three, new directors to replace two of the current three directors of the Company. See "Amendment to Certificate of Incorporation" and "Changes in Directors and Management."

         The purpose of the Asset Purchase Transaction is to have the Company continue the business of Case.

         Approval of the Asset Purchase Transaction and adoption of the Amendment to the Company's Certificate of Incorporation require approval by a majority of the Company's outstanding shares of voting Common Stock. The Company's controlling shareholders believe that these actions are in the best interests of the Company and its shareholders, and they have consented in writing to the Asset Purchase Transaction and Amendment to the Company's Certificate of Incorporation. This action by the controlling shareholders is sufficient to satisfy the shareholder vote necessary to approve the Asset Purchase Transaction and the Amendment to the Certificate of Incorporation without the approval of any other shareholder. Therefore, you are not required to vote, and your vote is not being sought.

         The Asset Purchase Agreement was signed by the parties on March 12, 2002. The Asset Purchase Transaction is expected to be completed on or about May 21, 2002.

         Upon completion of the Asset Purchase Transaction, the Company's business will be the business currently being conducted by Case. See the Section "Case."

         The Company's shareholders will not receive any cash, stock or other property in connection with, or as a result of, the Asset Purchase Transaction.

         Under Delaware law, holders of the Company's Common Stock are not entitled to dissenter's rights in connection with the Asset Purchase Transaction described in this Information Statement.

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GENERAL

         This Information Statement is being furnished to all of the Common Stock shareholders of Asia Web Holdings, Inc., a Delaware corporation (the "Company"), in connection with the approval by the Company's shareholders of that certain Asset Purchase Agreement dated March 12, 2002, (the "Asset Agreement") with Case Financial, Inc., a California corporation ("Case") to issue up to 9,475,000 shares of the Company's Common Stock (the "Common Stock") in exchange for certain assets, including future business operations of Case (the "Asset Purchase Transaction"). In conjunction with the Asset Purchase Transaction, the Company is proposing the adoption of an amendment to the Company's Articles of Incorporation (the "Amendment") by the written consent of the holders of a majority in interest of the Company's voting Common Stock ("Voting Common Stock") consisting of the Company's outstanding Common Stock. The purpose of this Amendment is to:

         o        Change the name of the company from "Asia Web Holdings, Inc."
                  to "Case Financial, Inc." ("Name Change");

         The Company's Board of Directors and shareholders owning 51 percent of the Voting Common Stock on March 12, 2002, approved and recommended that the Asset Agreement be signed and the Articles of Incorporation be amended in order to effectuate the Name Change. Such approval and recommendations of the Asset Purchase Transaction by the Board of Directors and shareholders become effective as of the date this Information Statement is cleared for mailing to the shareholders. The Asset Purchase Transaction is expected to close on or about May 21, 2002, and the proposed Amendment will become effective upon the filing of the Amendment with the Secretary of State of Delaware. The Company anticipates that the filing of the Amendment will occur on or about May 21, 2002 (the "Amendment Effective Date"). If the proposed Asset Purchase Transaction and Amendment were not adopted by written consent, it would have been required to be considered by the Company's shareholders at a special shareholders' meeting convened for the specific purpose of approving the Asset Purchase Transaction and the Amendment.

         The elimination of the need for a special meeting of shareholders to approve the Amendment is authorized by Section 228 of the Delaware Corporation Law (the "Delaware Law") which provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 242 of the Delaware Law, a majority of the outstanding shares of voting stock entitled to


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vote thereon is required in order to approve an amendment to Company's
Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to approve the Asset Transaction and to effect the Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the Common Stock of the Company.

         Stockholders, including all directors who beneficially own in the aggregate approximately fifty one percent (51%) of the outstanding Voting Common Stock of the Company entitled to vote on the Asset Transaction and the Amendment, gave their written consent to the approval of the Asset Agreement and the adoption of the Amendment described in this Information Statement on March 12, 2002. The written consent became effective on March 12, 2002, the date on which their written consent was filed with the Secretary of the Company. The date on which this Information Statement was first sent to the shareholders is on or about April 26, 2002. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Common Stock of the Company is March 12, 2001 (the "Record Date").

         Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporation action without a meeting to shareholders who have not consented in writing to such action. Inasmuch as the Company will have provided to its shareholders of record this Information Statement, the Company will notify its shareholders by letter filed under a Current Report on Form 8-K of the effective date of the Asset Purchase Transaction and the Amendment. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's shareholders as a result of the approval of the Asset Transaction.


OUTSTANDING VOTING STOCK OF THE COMPANY

         As of the Record Date, there were 8,735,408 shares of Common Stock outstanding. The Common Stock constitutes the sole outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to shareholders.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth Common Stock ownership information as of March 12, 2002, with respect to (i) each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock;
(ii) each director of the Company; and (iii) all directors, executive officers and designated shareholders of the Company as a group. This information as to


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beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 1947 Camino Vida Roble, Suite 102, Carlsbad, California 92008. Prior to the
Asset Purchase Transaction, there are 8,735,408 shares of Common Stock outstanding. After giving effect to the Asset Purchase Transaction, there will be approximately 18,210,408 shares of Common Stock outstanding. The information in this Information Statement and table below does not reflect the proposed issuance of 9,475,000 shares to the shareholders and noteholders of Case in the Asset Purchase Transaction.


        NAME AND ADDRESS OF            AMOUNT AND NATURE OF             PERCENT
          BENEFICIAL OWNER             BENEFICIAL OWNERSHIP            OF CLASS

Eric A. Alden                                - 0 -(1)                    - 0 -
1600 Ventura Blvd., Ste 1102
Encino, California  91102

Waddy Stephenson                               73,300                       .8
Lawrence Schaffer                             254,350                      2.9

Canadian Commercial Workers                   915,750                     10.5
Industry Pension Plan
125 Queens Plate Drive, Ste. 220
Etobicoke, Ontario M9W 6V1

All directors, officers and persons         1,243,400                     14.2
   owning more than 5% as a group
--------------
(1) Does not include up to 1,225,000 of the Company's Common Stock to be issued to Mr. Alden as part of his compensation package to continue as the Company's Chief Executive Officer after the close of the Case Transaction.



DESCRIPTION OF ASSET PURCHASE TRANSACTION

         EXCHANGE OF SECURITIES FOR ASSETS. On March 12, 2002, a definitive Asset Purchase Agreement (the "Asset Agreement") was signed by the Company and Case Financial, Inc. ("Case").

         The Asset Agreement provides for the purchase of certain assets of Case, including its future business operations, in exchange for up to 3,100,000 shares of the Company's Common Stock (referred to as the "Asset Purchase Transaction"). In connection with the Asset Purchase Transaction, the Company has the opportunity to acquire up to $2,500,000 of notes receivable for its


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Common Stock, at a value of $.50 per share, or up to an aggregate of an additional 5,000,000 shares. In addition, upon the close of the Asset Purchase Transaction, the Company will issue 700,000 shares to Eric Alden, its new President, and a commitment to issue 175,000 shares per year to Mr. Alden for the next three years. The Company is also purchasing Case Financial, LLC for 150,000 shares and $700,000 in subordinated promissory notes. A $600,000 promissory note is due and payable in two years with interest at eight percent (8%) per year, and a $100,000 promissory note is due in three years with interest at eight percent (8%) per year.

         If all the 9,475,000 shares of Common Stock are actually issued by the Company, it will represent approximately fifty-two percent (52%) of the shares of the Company's then outstanding Common Stock, thus giving the Case shareholders and former noteholders control of the Company.

         On or about May 21, 2002, (the "Effective Date"), the Asset Purchase Transaction will close, and the name of the Company will be changed to "Case Financial, Inc."

         Upon the Effective Date, other than Eric Alden, the current officers and directors of the Company will resign, and new officers and directors will become the officers and directors of the Company. See the section describing "Case Financial, Inc. -- Management."

         PURPOSE OF THE ASSET PURCHASE TRANSACTION. The primary purposes of this transaction is to allow the Company to acquire and carry on the business of Case. It is anticipated that becoming a publicly reporting company will further enhance Case's business visibility and ability to attract and utilize additional sources of capital.


AMENDMENT TO ARTICLES OF INCORPORATION

         On March 12, 2002, the Board of Directors voted unanimously to authorize and recommend that the Company's shareholders approve a proposal to effect the Name Change. The Name Change will become effective upon filing of an Amendment with the Delaware Secretary of State, but the Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

         REASON FOR THE NAME CHANGE. Assuming the Asset Purchase Transaction is consummated with Case, the Board believes that the new name, "Case Financial, Inc.," will reflect the Company's change in business. The Company's Board believes that the new name will promote public recognition and more accurately reflect its new primary business.


                                   THE COMPANY

         Asia Web Holdings, Inc. ("Asia" or the "Company") was originally incorporated on August 26, 1983 in British Columbia, Canada. In September 1993, the Company was domesticated under Section 388 of the Delaware General Corporation Law. Since its incorporation, the Company has been in several different businesses. Since November 2000, the Company has been inactive and has been seeking suitable merger and/or acquisition candidates.

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         On March 12, 2002, the Company entered into a definitive Asset Purchase
Agreement (the "Agreement") with Case Financial, Inc. ("Case") wherein the Company would purchase assets and operations of Case and Case Financial, LLC for up to 9,475,000 shares of the Company's Common Stock. The Agreement is subject to shareholder approval. Since the Company has secured over 51 percent approval from 19 of its shareholders, it anticipates closing the transaction in approximately 45 days. In addition, commencing March 15, 2002, the Company began managing the liquidation of the existing Case portfolio, for a 15 percent management fee. Also, on March 15, 2002, Mr. Michael Schaffer resigned as an officer and director of the Company, and Mr. Eric Alden, the President of Case, was appointed the new Chief Executive Officer and a director of the Company. As of March 15, 2002, the Company assumed all future operations of the Case business, including the hiring of Case's 13 employees.

         Case is in the business of advancing cash to plaintiffs and plaintiff attorneys in pending personal injury cases. Case charges a fee based on the amount of cash advanced, the length of time the advance is outstanding, and the amount of the recovery. The fee is repaid ALONG WITH the advance from the proceeds of a settlement or court award to the plaintiff, usually in a time period of 6 to 24 months from the advance. If the plaintiff loses the claim, the Company will lose the advance and the opportunity to earn the fee. Approximately 90 percent of all personal injury cases are settled by the insurance companies, with the balance either dismissed or lost. Case has reserved a loss provision of 20 percent of monies advanced, although its loss experience over the past three years has been less. Case secures its investment in each case by attaching a lien that is filed with the attorney of record for the plaintiff. Case has been in operation for over three years and has advanced over $4.7 million in 862 plaintiffs' cases.

         The Company intends to continue the operation of the Case business using its current business model and personnel. There is no assurance that the Company will achieve the same operating results as Case.

         Until the Effective Date, the Company's principal executive offices will be located at 1947 Camino Vida Roble, Suite 102, Carlsbad, California 92008, and its telephone number will be (760) 804-0023. After the Effective Date, the Company's principal executive offices will be located at Case Financial, Inc., 16000 Ventura Boulevard, Suite 1102, Encino, California 91102.


                              CASE FINANCIAL, INC.


BUSINESS

         Case Financial, Inc., (the "Company") is a financial services company specializing in the legal field and founded in 1998. It provides cash advances to attorneys and plaintiffs involved in personal injury claims. An advance is an investment in a claim by the Company. The Company is granted a lien by plaintiff's attorney on each case as security for its cash advance, and it is repaid when the case is settled or favorably adjudicated in Court. From the time the first case was funded in December 1998 through March 15, 2002, the Company has advanced funds in 862 cases, some involving multiple advances, of which 542 cases have been resolved.

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         Currently, approximately half of its total advances (which tend to be larger) are to attorneys. Attorneys use these advances to fund expert witness fees in personal injury cases. These expenditures are necessary to maximize settlement or trial values. Plaintiffs use these advances to satisfy on-going personal needs (i.e., food, rent and car payments). The Company's advances help level the playing field in the legal process against the insurance companies by providing attorneys with the working capital to fund the cost of litigation and by providing plaintiffs with income so that they can resist having to prematurely settle potentially valuable claims at a substantial discount.

         The Company provides these advances on a non-recourse basis, irrespective of the credit worthiness of the plaintiff, and is only repaid if the case is settled or favorably adjudicated in Court. In addition to the return of its principal, the Company receives a percentage of the settlement or judgment amount.

         Upon receipt of a case file, the Company makes an internal underwriting decision about whether to make an advance on the claim to the plaintiff or to the law firm, and if so, in what amount. The Company advances a small percentage (under 10%) of what its experts determine the future settlement value of the claim will be. Each cash advance made by the Company is secured by a lien on the case filed with the attorney of record on the claim.

         Unlike attorneys who bill hourly for their legal services, plaintiff ("personal injury" or "PI") attorneys work on a contingency basis and routinely fund the cost of litigation themselves (i.e. expert witness fees, accident reconstructions costs, filing fees, etc.). Expert witnesses, who are essential in the process of litigating a personal injury case, can cost several thousand dollars per expert per case. Accordingly, a plaintiff attorney's ability to maximize the value of a case is based in part on his/her ability to fund the case. In addition, plaintiff attorneys are often asked for money by their clients while awaiting settlement. In order to satisfy their clients' needs they may: (a) settle a client's claim at a lesser amount; (b) advance their own funds to clients without the lawful ability to charge interest; or (c) risk losing clients to other attorneys who will advance funds.

         The Company has positioned itself as a value-added working partner for plaintiff attorneys, and is filling a substantial market need by providing non-recourse funds for litigation expenses on personal injury related cases. The Company's service benefits all parties: (1) Plaintiff attorneys have access to working capital in excess of their bank lines to fund their litigation expenses. This enables them to prepare each claim for maximum settlement value (which they participate in under their contingency arrangement); (2) plaintiffs may now fund interim personal needs, rather than settling prematurely for want of resources; and (3) the Company earns income in the process.

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MARKET

         According to the September/October 1999 issue of Business Law Today, approximately 80 million lawsuits are filed in the U.S. each year. During the decade 1989/90 to 1998/99, the Judicial Council of California reported an average of 70,000 personal injury cases were filed annually in California Superior Courts ($50,000 minimum claim) and 1,800 personal injury cases went to jury trial. What this means is that less than 3% of personal injury cases actually go to trial, the balance being settled, or resolved prior to trial. These numbers exclude municipal court cases, as well as insurance claims that are settled without the filing of a lawsuit. A recent study valued the personal injury law market at nearly $200 billion dollars.

         The Company markets its services to attorneys representing plaintiffs in personal injury cases where injuries are sustained in auto accidents, slip and fall, and many other injury torts where clear liability is established. On a very selective basis, the Company accepts medical malpractice claims and is currently assessing the construction defect market. Presently, the Company has established relationships with and is getting referrals from several hundred plaintiff attorneys throughout California.. The Company is exploring expanding its services in Texas and other States during the second half of 2002. The Company has become well recognized and accepted within the legal community in California.

         The Company has developed a web presence and has registered the following domain names: CASEFINANCIAL.COM, CASEFINANCIAL.ORG and CASEFINANCIAL.NET. It provides on-line access to pre-settlement financing for plaintiffs and PI attorneys from major markets throughout the country. Additionally, the Company has taken steps to establish its identity as follows: toll-free phone number 1-888-PI-CASE1; and Trademarks: "IF YOU'VE GOT THE CASE, WE'VE GOT THE CASH" (Federally registered mark), "IF YOUR CLIENT HAS THE CASE, WE HAVE THE CASH", "LEVELING THE FINANCIAL PLAYING FIELD IN PERSONAL INJURY CASES" and "THE ATTORNEYS ADVANTAGE". (Federal registration pending)


UNDERWRITING AND RISK MANAGEMENT

         Underwriting is critical to the Company's success. The Company has developed procedures, which systematically provide for an objective view of the claim through legal analysis, risk analysis, the nature of the parties involved, and the underwriter's prior experience as to valuation of similar claims. All factors relating to a claim are conservatively evaluated in order to determine a realistic range of what the claim will settle for.

         The underwriting department is currently capable of reviewing an average of 200 cases per month, or approximately 10 cases per day. As the volume of claims increases, or if the Company enters other markets, the Company intends to hire additional underwriting staff from experienced plaintiff attorneys, insurance defense attorneys, and insurance adjustors. The Vice President of Underwriting is responsible for supervising these individuals and reviewing their work.

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         When the underwriting department receives a file for review for either an attorney advance or for a plaintiff advance, there are several factors that weigh in the determination of whether or not the claim will be approved. Those factors include, but are not limited too, issues of clear liability, case value assessments, time-until-resolution estimates and consideration of the attorney's prior verdict and settlement record on like cases. The underwriter will first look at liability, i.e. fault for the incident, and determine whether the claim is likely to be decided in the plaintiff's favor by reviewing all of the relevant documents about the claim, including police or incident reports, medical records and doctor's reports, witness statements, any communications with the insurance company, court filings, depositions, interrogatories, etc. If liability is clear, the underwriter will then turn to the second phase of inquiry, which is determining the damages (i.e. how much our underwriters assess the claim to be worth).

         Based on the underwriter's prior work experience, knowledge, and comparisons to similar claims, the underwriter will place a value on how much the claim should settle for. Next, the underwriter will evaluate available "equity" in the claim. This is defined as the amount that remains after payment of liens (such as medical bills), attorney's fees, expert witness fees and other costs. At this point, there must be sufficient equity for the Company to recover its advance and a profit, as well as a monetary recovery for the plaintiff.

         Next, the underwriter will estimate the length of time the case will take to settle. In large cases, the underwriter will also look at the verdict and settlement record of the attorney handling the case by obtaining a performance report from publications such as Jury Verdicts Weekly. Other factors in the decision making process include the quality of the defense counsel, the posture of the defendant (e.g. some insurance carriers are more settlement-minded, others more litigious), and the court where the claim will potentially be heard if brought to trial.

DATABASE

         The Company maintains two databases, a proprietary case management database and an off the shelf case advance tracking database. The case management database collects information from the time the claim request comes through final resolution. The database can produce management reports tracking attorney success rates, insurance company settlement patterns, types and settlement values of injuries, etc. The Company may in the future provide practicing attorneys access to this database for a fee. The Company utilizes these reports to improve the effectiveness of its underwriters. The advance tracking database permits the easy monitoring and updating of all open advances.

FINANCIAL SUMMARY

         Case Financial, Inc. has spent the past three years developing, refining, and implementing its administrative and underwriting processes, as well as its marketing and sales programs.

         The Company records its revenue and expense on a GAAP basis for audit purposes and on a modified accrual basis for internal reporting. Under GAAP, the expected revenue (return on investment in claims) is not recognized until the claim is settled or adjudicated; it is usually received within a few weeks thereafter.

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         The Company has enjoyed a favorable claims recovery history thus far.
Of the 862 cases that have settled through December 31, 2001, the Company has experienced a loss ratio with respect to the number of cases of about 9% of total dollars funded. Notwithstanding this experience management has reserved for losses on advances at 20%. Management prepared financial statements for the year ended December 31, 2001 are included at the end of this Information Statement.

         ALTHOUGH THE COMPANY WILL BE CONTINUING THE BUSINESS OF CASE USING CASE EMPLOYEES, CLIENTS AND MARKETING PLAN, THERE IS NO ASSURANCE THAT RESULTS WILL BE THE SAME AS EXPERIENCED BY CASE OVER THE PAST THREE YEARS.

MANAGEMENT.

         OFFICERS AND DIRECTORS. As of the Effective Date, the new executive officers and directors of Asia Web will be as follows:


     NAME                 AGE                  POSITION
Eric A. Alden             41     Chief Executive Officer, President and Director
Lorne M. Pollack, Esq.    34     Secretary, V.P. Underwriting and Director
James R. Lewis            43     Vice President Sales and Director
Gordon Gregory            48     Director

         All Directors hold office until the next annual meeting of the shareholders of Asia Web and the election and qualification of their successors. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

         The following is a brief description of the business background of the new executive officers and Directors of Asia Web:

         ERIC A. ALDEN, 41, was appointed President and a director of the Company on March 13, 2002. Mr. Alden is also the President and Chief Financial Officer of Case Financial, Inc. ("Case"). He became a director of Case when the company was incorporated in November 1998. Mr. Alden worked as an outside consultant for the Resolution Trust Corporation (RTC) where he was responsible for analyzing loan and aggregating loans to salable packages and performed risk analysis and valuations on loan packages. Previous to that, Mr. Alden was Chief Financial Officer for Puritan Quartz, Inc. where he provided financial management and business planning as the company grew from $5 million to over $25 million per year in sales. In addition, Mr. Alden guided the re-organization of Creative Presentations, Inc. placing an emphasis on creating profitable divisions. Prior to that, he operated his own, independent CPA firm acquiring over 100 clients, both individuals and companies, where he specialized in financial consulting and litigation support. Clients included a consumer electronics distributor with $15 million in annual sales; a retail business with multi-locations and $9 million in sales, where he assisted the company, from its inception, creating all reporting systems as well as consulting the company in risk management; and an international manufacturer of high-tech testing equipment with $25 million in annual sales. He was formerly employed by: Alder,


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Green & Hasson of Westwood, California in the capacity of accounting and audit manager, business consulting and litigation support; and Altschuler, Melvoin and Glasser of Century City, California as a staff accountant. Mr. Alden has specific experience with strategic planning, designing and implementing accounting systems and management interfacing.

         LORNE M. POLLOCK, ESQ., serves as the Vice President of Underwriting, Secretary and a Director of the Company. As Vice President of Underwriting, Mr. Pollock 34, is responsible for the collection of legal data and the subsequent analysis of client cases presented for potential Case Financial funding.

         Mr. Pollock has been an active practicing attorney in California for the past seven years. Prior to joining Case Financial, Mr. Pollock served as an attorney at law with the law firm of Wilson, Elser, Moskowitz, Edelman, & Dicker LLP in Los Angeles, the largest insurance defense firm in the United States. In that capacity, he represented some of the nation's most significant insurance carriers in a wide variety of litigation matters. Mr. Pollock has handled over one thousand personal injury cases for major insurance companies and corporations. He has extensive experience with premises liability, automobile accident litigation, pharmaceutical litigation, real property disputes as well as professional liability and malpractice matters. From 1992 to 1994, Mr. Pollock practiced law with the Los Angeles law firm of Bishop, Barry, Howe, Haney & Ryder, where he specialized in civil litigation. Prior to moving to Los Angeles, Mr. Pollock worked for the Canadian law firm of Cassels, Brock & Blackwell in Toronto.

         Mr. Pollock received his law degree from Osgoode Hall Law School in Toronto, Ontario, Canada in 1990. He is a member of the State Bar of California and is licensed to practice before all state courts and the United States District Court for the Central District of California. Mr. Pollock received his BA from McGill University in Montreal, Quebec, Canada, magna cum laude, in 1987.

         JAMES LEWIS, 43, is currently Vice President of Sales and a Director of the Company. Mr. Lewis 43 joined Case Financial in 1999 after a career in sales, sales management, and business development. Previously he served as Senior Vice President of business development at the Real Estate Disposition Corporation in Irvine California. Prior to that, Mr. Lewis was an Executive Vice President of the BancGroup in Newport Beach. Mr. Lewis holds various NASD and California real estate licenses. He has lectured and presented a wide variety of investment opportunities in the media.

         GORDON GREGORY, 48 will serve as a Director of the Company. Since 1989 Mr. Gregory has been the founder and managing Director and principal of Mosaic Capital, LLC, an investment banking firm and its affiliate, Mosaic Capital Securities, LLC -- member NASD. Mr. Gregory also founded and serves as managing Director of Professionals Network Group, Inc., a non-profit alliance of over 800 senior level professionals. Mr. Gordon earned an MBA in finance at the University of California, Berkeley and a Juris Doctorate from the University of California, Hastings College of Law.

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                           ASSET PURCHASE TRANSACTION

         The Company entered into an Asset Purchase Agreement, dated March 12, 2002, (the "Asset Agreement"), pursuant to which the Company will purchase certain assets, including the future business operations, of Case in exchange for up to 9,475,000 shares of the Company's Common Stock. Included in the purchase price is Case Financial, LLC, a related company of Case, and up to 1,225,000 shares to be issued to the Company's new Chief Executive Officer and Director upon the Effective Date. The Company has also agreed to purchase up to $2,500,000 of notes receivable for 5,000,000 shares of its Common Stock. The noteholders must request the Company to purchase such notes receivable prior to sixty (60) days after the Effective Date.

         On March 12, 2002, the Company entered into a Services Agreement whereby the Company would manage the orderly liquidation of the Case portfolio for a management fee of 15 percent of the gross revenues collected. The aggregate value of the Case portfolio is approximately $5,000,000. The Company believes that it will take approximately 24 months to liquidate the Case portfolio. Also, on March 13, 2002, Michael Schaffer resigned as an officer and director of the Company, and Eric Alden, the President of Case, was appointed a director and was employed as the new Chief Executive Officer of the Company.

         CHANGE IN THE COMPANY'S BOARD OF DIRECTORS AND NAME. Upon the Effective Date, Lawrence Schaffer and Waddy Stephenson will resign as officers and directors of the Company and will appoint Gordon Gregory, Lorne M. Pollack, Esq. and James R. Lewis to the Company's Board of Directors to fill the vacancies.

         Directors appointed to the Company's Board will be subject to re-election at the Company's next annual shareholders' meeting. In addition, the Company shall change its name to Case Financial, Inc. to reflect its new business activity.

         SECURITIES LAWS ASPECTS OF ISSUANCE OF THE COMPANY'S COMMON STOCK. The shares of the Company's Common Stock which will be issued in connection with the Asset Purchase Transaction were not registered under the Securities Act. It is intended that such shares will be issued pursuant to the private placement exemption under Section 4(2) and Regulation D of the Securities Act. In addition, it is intended that the issuance of such shares will also be exempt from the securities' requirements of the State of California.

         The shares issues by the Company in the Asset Purchase Transaction are deemed "restricted stock" and bear a legend indicating that the resale of such shares may be made only pursuant to registration under the Securities Act or pursuant to an available exemption from such registration. The Company has granted the shareholders of such shares "Piggyback" registration rights for a period of two years.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

         The SEC allows the Company to "incorporate by reference" the information it files with them, which means that the Company can disclose important information to you by referring you to those documents. The Company incorporates by reference the document listed below, which is considered part of this Information Statement.

         (1)      Current report on Form 8-K filed on March 29, 2002;

         (2) Quarterly Report on Form 10-QSB for the quarter ended November 30, 2001, filed on January 22, 2002;

         (3) Annual Report on Form 10-KSB for the year ended August 31, 2001, filed on December 14, 2001.

         The Company is incorporating by reference in this Information Statement a copy of the Form 8-K, Form 10-KSB and the latest Form 10-QSB filed with the SEC by the Company and referred to above. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement, or made herein, shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

         The Company's Exchange Act file number is 0-27757. You may request a copy of these filings at no cost, by writing or telephoning the Company at the following address: ASIA WEB HOLDINGS, INC., 1947 Camino Vida Roble, Suite 102, Carlsbad, California 92008; Attention: Lawrence Schaffer; telephone (760) 804-0023.

         You may review a copy of this Information Statement, including exhibits, and other reports, statements, or other information that the Company filed with the SEC, at the SEC's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material, when filed, may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's filings and the Information Statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

                             ADDITIONAL INFORMATION

         Management of both the Company and Case and their respective officers and directors are available to answer questions concerning the terms and conditions of this Asset Purchase Transaction and to obtain any additional information, to the extent that the Company or Case possesses such information or can acquire it without unreasonable effort or expense. Questions regarding this Information Statement or written requests for additional information to verify or supplement the information contained in this Information Statement should be directed to:

Lawrence Schaffer                         Eric A. Alden
President                                 President
Asia Web Holdings, Inc.                   Case Financial, Inc.
1947 Camino Vida Roble, Suite 102         16000 Ventura Boulevard, Suite 1102
Carlsbad, California  92008               Encino, California   91102
(760) 804-0023                            (818) 728-9440

                            CASE FINANCIAL STATEMENTS
                           CONSOLIDATED BALANCE SHEET

                        (Unaudited Internally Prepared)


                                                      As of December 31, 2001
                                                      -----------------------
ASSETS

CASH                                                                 320,014
CASH ADVANCES                                                      1,778,561
PREPAID AND OTHER                                                     47,327
EQUIPMENT AT COSTS AND OTHER EQUIPMENT
(AT COST, NET OF ACCUMULATED DEPRECIATION
AND AMORTIZATION)                                                     20,146
                                                            -----------------
                                                            $      2,166,047
                                                            =================


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

ACCOUNTS PAYABLE                                                     107,081
LOAN PAYABLE RELATED ENTITIES                                        147,526
LOANS PAYABLE                                                      4,337,500
ACCRUED LIABILITIES                                                  223,353
                                                            -----------------
                                                                   4,815,461
                                                            -----------------

STOCKHOLDERS' EQUITY (DEFICIT)
    COMMON STOCK                                                   1,334,600
    PREFERRED STOCKS                                                  50,000
    RETAINED EARNINGS (DEFICIT)                                   (4,034,014)
                                                            -----------------

                                                                  (2,649,414)
                                                            -----------------
TOTAL LIABILITIES & EQUITY                                  $      2,166,047
                                                            =================

                            CASE FINANCIAL STATEMENTS
                          CONSOLIDATED PROFIT AND LOSS

                        (Unaudited Internally Prepared)
                         January through December 2001



                                                       JAN - DEC 01
                                                      ---------------

       INCOME
             ADVANCE INCOME                                  681,897

                                                      ---------------
       TOTAL INCOME                                          681,897
       OPERATING EXPENSES
             GENERAL AND ADMINISTRATIVE                    1,087,765
             SELLING EXPENSE                                 506,612
                                                      ---------------
                                                           1,594,377
                                                      ---------------
       LOSS FROM OPERATION                                  (912,480)

       INTEREST AND OTHER EXPENSES, NET                     (721,130)

                                                      ---------------
       NET LOSS                                           (1,633,610)
                                                      ===============

CASE FINANCIAL, INC.
Notes to the Financial Statements
Year ended December 31, 2001


REVENUE RECOGNITION - Fee income is recorded as income when received. Selling commissions are paid when advances are funded and expensed when incurred. Advances are deemed uncollectible when the case is dismissed or settled for an amount less than the advance.

The Company's advances to Plaintiffs range from 3.5% to 15% of the plaintiff's claim. These advances, which are secured by a lien on the plaintiff's settlement proceeds, are funded after the Company performs an evaluation of each plaintiff's case. Should the plaintiff be successful, the Company is repaid its advance, as well as fees which are measured based on the time lapsed from the date of the advance to the repayment date. Advances on similar terms are also made to attorneys representing plaintiffs.

FEE INCOME FROM EXISTING ADVANCES - At December 31, 2001, the Company had outstanding cash advances of $1,778,561. The total portfolio amount of the underlying legal claims approximates $25,250,000. Based on the history of the Company, claims take an average of approximately 13 months to resolve. Management reviews each case prior to making an advance and feels that the balance will be collected.

Under GAAP, fees advances are not recorded by the Company until such time as cash is received after the case is settled. At December 31, 2001, the Company estimates that unrecorded fee income on all outstanding advances approximates $3,200,000 to be collected in 2002 and 2003. This estimate is based on historical performance and included settlements at amounts less than the entire contracted principal and fees.

LLC ADMINISTRATIVE FEES - The Company derives administrative fee income from LLC. LLC has outstanding advances of approximately $574,000 at December 31, 2001. Estimated fees (not recorded until collection) payable to the Company upon full realization of the LLC advances in 2002 and 2003 are approximately $500,000.